Exhibit 99.1

Investor	Mike McGuire	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(401) 770-4050		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS THIRD QUARTER RESULTS

Third Quarter Year-over-year Highlights:

•	Net revenues increased 3.5% to $46.2 billion
•	GAAP diluted EPS from continuing operations of $1.26
•	Adjusted EPS of $1.50

Year-to-date Highlights:

•	Generated cash flow from operations of $8.1 billion; free cash flow of $7.0 billion

2017 Guidance:

•  Narrowed and raised the mid-point of the range for full year GAAP diluted EPS from continuing operations to  $4.98 to $5.02 from $4.92 to $5.02

•  Narrowed and raised the mid-point of the range for full year Adjusted EPS to  $5.87 to $5.91 from $5.83 to $5.93

•  Provided fourth quarter GAAP diluted EPS from continuing operations of $1.75 to $1.79

•  Provided fourth quarter Adjusted EPS of $1.88 to $1.92

•  Confirmed full year cash flow from operations of $7.7 to $8.6 billion; free cash flow of $6.0 to $6.4 billion

WOONSOCKET, RHODE ISLAND, November 6, 2017 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three and nine months ended September 30, 2017.

President and Chief Executive Officer Larry Merlo stated, “The solid third quarter results we posted today keep us well on track to achieve our full-year targets. While operating profit in the Retail/LTC Segment was impacted by the devastating hurricanes, operating profit in the Pharmacy Services Segment was in line with expectations. At the same time, we continued to deliver substantial free cash flow and return significant value to our shareholders through dividends and share repurchases.”

Mr. Merlo continued, “Given our performance year-to-date and our confidence in our expectations for the remainder of this year, we are narrowing and raising the midpoint of our Adjusted EPS guidance for 2017. We remain committed to returning to healthy levels of earnings growth for the total enterprise, and the actions we have taken thus far this year, including our expanded partnerships and new PBM offerings, set us on the right track for growth.”

Revenues

Net revenues for the three months ended September 30, 2017 increased 3.5%, or $1.6 billion, to approximately $46.2 billion, up from $44.6 billion in the three months ended September 30, 2016.

Revenues in the Pharmacy Services Segment increased 8.1% to approximately $32.9 billion in the three months ended September 30, 2017. This increase was primarily driven by growth in pharmacy network claim volume, brand inflation and specialty pharmacy volume, partially offset by increased price compression and generic dispensing. Pharmacy network claims processed during the three months ended  September 30, 2017 increased 8.3% on a 30-day equivalent basis, to 374.2 million, compared to 345.7 million in the prior year. The increase in pharmacy network claim volume was primarily due to an increase in net new business.  On a 30-day equivalent basis,  mail choice claims processed during the three months ended September 30, 2017 increased 6.1% to 66.9 million, compared to 63.0 million in the prior year. The increase in mail choice claim volume was primarily driven by continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims.

Revenues in the Retail/LTC Segment decreased 2.7% to approximately $19.6 billion in the three months ended September 30, 2017. The decrease was largely driven by a 3.2% decrease in same store sales, an increase in the generic dispensing rate and continued reimbursement pressure.

Pharmacy same store sales decreased 3.4% in the three months ended September 30, 2017 and were negatively impacted by approximately 435 basis points due to recent generic introductions. On a 30-day equivalent basis, same store prescription volumes increased 0.3%  in the three months ended September 30, 2017. The previously-announced restricted networks that exclude CVS Pharmacy had a negative impact of approximately 420 basis points on same store prescription volumes.

Front store same store sales declined 2.8% in the three months ended September 30, 2017. Front store same store sales were negatively impacted by softer customer traffic and efforts to rationalize promotional strategies, partially offset by an increase in basket size.

For the three months ended September 30, 2017, the generic dispensing rate increased approximately 100 basis points to 87.0% in our Pharmacy Services Segment and increased approximately 140 basis points to 87.2% in our Retail/LTC Segment, compared to the same quarter in the prior year.

Operating Profit

Consolidated operating profit for the three months ended September 30, 2017, decreased $325 million, or 11.5%, to $2.5 billion.  The decline was primarily driven by the previously-announced restricted networks that exclude CVS Pharmacy and continued reimbursement pressure in the Retail/LTC Segment, price compression in the Pharmacy Services Segment, and as expected, the timing of Medicare Part D profits between the third and fourth quarter of 2017.  In addition, the Company incurred $55 million in expenses in the three months ended September 30, 2017, predominately in the Retail/LTC Segment, for the three major hurricanes that hit the southern United States and Puerto Rico.  These decreases were partially offset by lower acquisition-related integration expenses of $59 million.

Net Income and Earnings Per Share

Net income for the three months ended September 30, 2017 decreased $256 million or 16.6%, to $1.3  billion. The decrease was due to the $325 million decrease in operating profit plus $187 million of losses on pension settlements included in other expense, partially offset by the absence of a $101 million loss on early extinguishment of debt that affected the prior year.

GAAP earnings per diluted share from continuing operations (“GAAP diluted EPS”) for the three months ended September 30, 2017 was $1.26, compared to $1.43 in the third quarter of the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended September 30, 2017 and 2016, was $1.50 and $1.64, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

Guidance

The Company narrowed and raised the mid-point of the range for full year GAAP diluted EPS from continuing operations to $4.98 to $5.02 from $4.92 to $5.02. The Company narrowed and raised the mid-point of the range for full year Adjusted EPS to $5.87 to $5.91, including the charges due to hurricanes, from $5.83 to $5.93.

In the fourth quarter, the Company expects to deliver GAAP diluted EPS of $1.75 to $1.79 and Adjusted EPS of $1.88 to $1.92.

The Company confirmed its 2017 cash flow from operations guidance of $7.7 to $8.6 billion and free cash flow guidance of $6.0 to $6.4 billion. These 2017 guidance estimates assume the completion of $5.0 billion in share repurchases.

Real Estate Program

During the three months ended September 30, 2017, the Company opened 56 new retail locations,  closed five retail locations and relocated five retail locations. As of September 30, 2017, the Company operated 9,751 retail locations, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

The Company closed 68 retail stores and took a charge of $211 million in the nine months ended September 30, 2017. As previously disclosed, the Company expects to close a cumulative total of 70 retail stores during the year ending December 31, 2017 and expects the cumulative charges to total approximately $220 million. The charges are primarily associated with the remaining noncancelable lease obligations of the stores.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,700 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

— Tables Follow —

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2017	2016 (1)	2017	2016 (1)

Net revenues	$46,181	$44,615	$136,380	$131,555
Cost of revenues	39,055	37,123	115,739	110,304
Gross profit	7,126	7,492	20,641	21,251
Operating expenses	4,627	4,668	14,232	13,885
Operating profit	2,499	2,824	6,409	7,366
Interest expense, net	245	253	744	816
Loss on early extinguishment of debt	—	101	—	643
Other expense	192	7	206	23
Income before income tax provision	2,062	2,463	5,459	5,884
Income tax provision	777	921	2,115	2,271
Income from continuing operations	1,285	1,542	3,344	3,613
Loss from discontinued operations, net of tax	—	(1)	(8)	(1)
Net income	1,285	1,541	3,336	3,612
Net income attributable to noncontrolling interest	—	(1)	(1)	(2)
Net income attributable to CVS Health	$1,285	$1,540	$3,335	$3,610

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$1.26	$1.44	$3.26	$3.34
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$1.26	$1.44	$3.25	$3.34
Weighted average shares outstanding	1,016	1,068	1,022	1,076
Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$1.26	$1.43	$3.25	$3.32
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$1.26	$1.43	$3.24	$3.32
Weighted average shares outstanding	1,020	1,073	1,026	1,082
Dividends declared per share	$0.50	$0.425	$1.50	$1.275

(1)

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,  which resulted in a retrospective reclassification of $7 million and $23 million of net benefit costs from operating expenses to other expense in the three and nine months ended September 30, 2016, respectively.

CVS HEALTH CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
In millions, except per share amounts	2017	2016

Assets:
Cash and cash equivalents	$2,485	$3,371
Short-term investments	75	87
Accounts receivable, net	12,440	12,164
Inventories	14,147	14,760
Other current assets	776	660
Total current assets	29,923	31,042
Property and equipment, net	9,914	10,175
Goodwill	38,169	38,249
Intangible assets, net	13,303	13,511
Other assets	1,544	1,485
Total assets	$92,853	$94,462

Liabilities:
Accounts payable	$7,899	$7,946
Claims and discounts payable	9,807	9,451
Accrued expenses	8,404	6,937
Short-term debt	110	1,874
Current portion of long-term debt	2,293	42
Total current liabilities	28,513	26,250
Long-term debt	23,386	25,615
Deferred income taxes	4,442	4,214
Other long-term liabilities	1,644	1,549

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,712 shares issued and 1,013 shares outstanding at September 30, 2017 and 1,705 shares issued and 1,061 shares outstanding at December 31, 2016	17	17
Treasury stock, at cost: 698 shares at September 30, 2017 and 643 shares at December 31, 2016	(37,764)	(33,452)
Shares held in trust: 1 share at September 30, 2017 and December 31, 2016	(31)	(31)
Capital surplus	32,009	31,618
Retained earnings	40,779	38,983
Accumulated other comprehensive income (loss)	(147)	(305)
Total CVS Health shareholders’ equity	34,863	36,830
Noncontrolling interest	5	4
Total shareholders’ equity	34,868	36,834
Total liabilities and shareholders’ equity	$92,853	$94,462

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30
In millions	2017	2016 (1)
Cash flows from operating activities:
Cash receipts from customers	$133,055	$128,545
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(110,788)	(106,371)
Cash paid to other suppliers and employees	(11,230)	(11,020)
Interest received	15	14
Interest paid	(869)	(954)
Income taxes paid	(2,040)	(2,194)
Net cash provided by operating activities	8,143	8,020

Cash flows from investing activities:
Purchases of property and equipment	(1,412)	(1,607)
Proceeds from sale-leaseback transactions	265	230
Proceeds from sale of property and equipment and other assets	20	22
Acquisitions (net of cash acquired) and other investments	(502)	(333)
Purchase of available-for-sale investments	—	(40)
Maturity of available-for-sale investments	21	76
Net cash used in investing activities	(1,608)	(1,652)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(1,764)	340
Proceeds from issuance of long-term debt	—	3,455
Repayments of long-term debt	—	(5,185)
Purchase of noncontrolling interest in subsidiary	—	(39)
Payment of contingent consideration	—	(26)
Dividends paid	(1,539)	(1,384)
Proceeds from exercise of stock options	314	277
Payments for taxes related to net share settlement of equity awards	(70)	(72)
Repurchase of common stock	(4,361)	(4,000)
Other	(1)	(6)
Net cash used in financing activities	(7,421)	(6,640)
Effect of exchange rate changes on cash and cash equivalents	—	2
Net decrease in cash and cash equivalents	(886)	(270)
Cash and cash equivalents at the beginning of the period	3,371	2,459
Cash and cash equivalents at the end of the period	$2,485	$2,189

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,336	$3,612
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,857	1,847
Goodwill impairment	135	—
Losses on settlements of defined benefit pension plans	187	—
Stock-based compensation	173	166
Loss on early extinguishment of debt	—	643
Deferred income taxes and other noncash items	271	119
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(280)	(1,714)
Inventories	620	(337)
Other current assets	(212)	2
Other assets	(15)	(86)
Accounts payable and claims and discounts payable	330	1,570
Accrued expenses	1,670	2,149
Other long-term liabilities	71	49
Net cash provided by operating activities	$8,143	$8,020

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $72 million of excess tax benefits from financing activities to operating activities, which increased net cash provided by operating activities and increased cash used in financing activities by that amount for the nine months ended September 30, 2016.

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, losses on settlements of defined benefit pension plans, charges in connection with store rationalization, goodwill impairments, losses on early extinguishments of debt, and adjustments to legal reserves in connection with certain legal settlements, and, divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share

(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended		Nine Months Ended
	September 30		September 30
In millions, except per share amounts	2017	2016	2017	2016

Income before income tax provision	$2,062	$2,463	$5,459	$5,884
Non-GAAP adjustments:
Amortization of intangible assets	205	197	608	593
Acquisition-related integration costs (1)	6	65	31	207
Losses on settlements of defined benefit pension plans	187	—	187	—
Charges in connection with store rationalization (2)	6	—	211	—
Goodwill impairment (3)	—	—	135	—
Loss on early extinguishment of debt	—	101	—	643
Charge related to a disputed 1999 legal settlement	—	—	—	3
Adjusted income before income tax provision	2,466	2,826	6,631	7,330
Adjusted income tax provision	935	1,063	2,520	2,832
Adjusted income from continuing operations	1,531	1,763	4,111	4,498
Net income attributable to noncontrolling interest	—	(1)	(1)	(2)
Adjusted income allocable to participating securities	(3)	(8)	(15)	(23)
Adjusted income from continuing operations attributable to CVS Health	$1,528	$1,754	$4,095	$4,473

Weighted average diluted shares outstanding	1,020	1,073	1,026	1,082
Adjusted EPS	$1.50	$1.64	$3.99	$4.13

(1)	In 2017, the integration costs relate to the acquisition of Omnicare. In 2016, the integration costs relate to the acquisitions of Omnicare and the pharmacies and clinics of Target.
(2)	Primarily represents charges for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.
(3)	The goodwill impairment relates to the RxCrossroads reporting unit within the Retail/LTC Segment.

Free Cash Flow

(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	September 30,
In millions	2017	2016 (1)

Net cash provided by operating activities	$8,143	$8,020
Subtract: Additions to property and equipment	(1,412)	(1,607)
Add: Proceeds from sale-leaseback transactions	265	230
Free cash flow	$6,996	$6,643

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $72 million of excess tax benefits from financing activities to operating activities, which increased net cash provided by operating activities by that amount for the nine months ended September 30, 2016.

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

	Pharmacy
	Services	Retail/LTC	Corporate	Intersegment	Consolidated
In millions	Segment(1)	Segment	Segment	Eliminations(2)	Totals
Three Months Ended
September 30, 2017:
Net revenues	$32,896	$19,593	$—	$(6,308)	$46,181
Gross profit (3)	1,645	5,685	—	(204)	7,126
Operating profit (loss) (4)(5)(6)	1,353	1,553	(220)	(187)	2,499
September 30, 2016:
Net revenues	30,429	20,143	—	(5,957)	44,615
Gross profit (3)	1,797	5,893	—	(198)	7,492
Operating profit (loss) (5)(6)(7)	1,459	1,778	(228)	(185)	2,824
Nine Months Ended
September 30, 2017:
Net revenues	96,444	58,488	—	(18,552)	136,380
Gross profit (3)	4,210	17,036	—	(605)	20,641
Operating profit (loss) (4)(5)(6)	3,272	4,375	(686)	(552)	6,409
September 30, 2016:
Net revenues	88,704	60,253	—	(17,402)	131,555
Gross profit (3)	4,266	17,560	—	(575)	21,251
Operating profit (loss) (5)(6)(7)	3,282	5,273	(660)	(529)	7,366

(1)

Net revenues of the Pharmacy Services Segment include approximately $2.6 billion and $2.5 billion of retail co‑payments for the three months ended September 30, 2017 and 2016, respectively, as well as $8.4 billion and $8.1 billion of retail co-payments for the nine months ended September 30, 2017 and 2016, respectively.

(2)

Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at the Company’s retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at the Company’s long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)

The Retail/LTC Segment gross profit for the three months ended September 30, 2017 and 2016 includes  $2 million and $5 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment gross profit for the nine months ended September 30, 2017 and 2016 includes  $7 million and $15 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(4)

The Retail/LTC Segment operating profit for the three and nine months ended September 30, 2017 includes $6 million and $211 million, respectively, of charges associated with store closures. The Retail/LTC Segment operating profit for the nine months ended September 30, 2017 also includes a $135 million goodwill impairment charge related to its RxCrossroads reporting unit.

(5)

The Retail/LTC Segment operating profit for the three months ended September 30, 2017 and 2016 includes $9 million and $52 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment operating profit for the nine months ended September 30, 2017 and 2016 includes $34 million and $194 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(6)

The Corporate Segment operating loss for the three and nine months ended September 30, 2017 include a $3 million reduction in integration costs for a change in estimate related to the acquisition of Omnicare. The Corporate Segment operating loss for the three and nine months ended September 30, 2016 includes $13 million of integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(7)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which increased consolidated operating profit by $7 and $23 million for the three and nine months ended September 30, 2016, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions	2017	2016	2017	2016
Net revenues	$32,896	$30,429	$96,444	$88,704
Gross profit	1,645	1,797	4,210	4,266
Gross profit % of net revenues	5.0%	5.9%	4.4%	4.8%
Operating expenses (1)	292	338	938	984
Operating expenses % of net revenues	0.9%	1.1%	1.0%	1.1%
Operating profit (1)	1,353	1,459	3,272	3,282
Operating profit % of net revenues	4.1%	4.8%	3.4%	3.7%
Net revenues:
Mail choice (2)	$11,590	$10,872	$33,950	$31,668
Pharmacy network (3)	21,216	19,469	62,258	56,783
Other	90	88	236	253
Pharmacy claims processed (90 Day = 3 prescriptions) (4)(5):
Total	441.1	408.7	1,323.2	1,213.8
Mail choice (2)	66.9	63.0	196.2	186.3
Pharmacy network (3)	374.2	345.7	1,127.0	1,027.5
Generic dispensing rate (4)(5):
Total	87.0%	86.0%	87.1%	85.8%
Mail choice (2)	83.3%	81.7%	83.1%	81.1%
Pharmacy network (3)	87.7%	86.8%	87.8%	86.7%
Mail choice penetration rate (4)(5)	15.2%	15.4%	14.8%	15.3%

(1)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $1 million for the three months ended September 30, 2016. For the nine months ended September 30, 2016, the adoption of ASU 2017-07 decreased operating expenses and increased operating profit by $4 million.

(2)

Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect®  claims picked up at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice® program.

(3)

Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice activity, which is included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(4)

Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(5)

The pharmacy claims processed, the generic dispensing rate and the mail choice penetration rate for the three and nine months ended September 30, 2016 has been revised to reflect 90-day prescriptions to the equivalent of three 30-day prescriptions.

Supplemental Information

(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions	2017	2016	2017	2016
Net revenues	$19,593	$20,143	$58,488	$60,253
Gross profit (1)(2)	5,685	5,893	17,036	17,560
Gross profit % of net revenues	29.0%	29.3%	29.1%	29.1%
Operating expenses (1)(2)(3)(4)	4,132	4,115	12,661	12,287
Operating expenses % of net revenues	21.1%	20.4%	21.6%	20.4%
Operating profit (4)	1,553	1,778	4,375	5,273
Operating profit % of net revenues	7.9%	8.8%	7.5%	8.8%
Prescriptions filled (90 Day = 3 prescriptions) (5)	304.0	302.9	908.7	908.9
Net revenue increase (decrease):
Total	(2.7)%	12.5%	(2.9)%	15.6%
Pharmacy	(2.9)%	15.3%	(3.1)%	19.9%
Front Store	(2.1)%	0.8%	(2.4)%	0.9%
Total prescription volume (90 Day = 3 prescriptions) (5)	0.4%	17.1%	0.0%	22.1%
Same store sales increase (decrease) (6):
Total	(3.2)%	2.3%	(3.5)%	2.8%
Pharmacy	(3.4)%	3.4%	(3.6)%	4.3%
Front Store	(2.8)%	(1.0)%	(3.3)%	(1.0)%
Prescription volume (90 Day = 3 prescriptions) (5)	0.3%	3.0%	(0.4)%	4.1%
Generic dispensing rates	87.2%	85.8%	87.4%	85.8%
Pharmacy % of net revenues	75.9%	76.0%	75.1%	75.2%

(1)

Gross profit and operating expenses for the three months ended September 30, 2017 include $2 million and $7 million of acquisition-related integration costs. Gross profit and operating expenses for the nine months ended September 30, 2017 include $7 million and $27 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(2)

Gross profit and operating expenses for the three months ended September 30, 2016 include $5 million and $47 million, respectively, of acquisition-related integration costs. Gross profit and operating expenses for the nine months ended September 30, 2016 include $15 million and $179 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(3)

Operating expenses for the three and nine months ended September 30, 2017 includes $6 million and $211 million, respectively, of charges associated with store closures. Operating expenses for the nine months ended September 30, 2017 also include a $135 million goodwill impairment charge related to the segment’s RxCrossroads reporting unit.

(4)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $5 million for the three months ended September 30, 2016. For the nine months ended September 30, 2016, the adoption of ASU 2017-07 decreased operating expenses and increased operating profit by $18 million.

(5)

Includes the adjustment to convert 90-day non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(6)	Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and from commercialization services.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

	Year Ending
In millions, except per share amounts	December 31, 2017

Income before income tax provision	$8,380	$8,450
Non-GAAP adjustments:
Amortization of intangible assets	820	820
Acquisition-related integration costs	45	45
Charges in connection with store rationalization	220	220
Goodwill impairment	135	135
Losses on settlements of defined benefit pension plans	187	187
Adjusted income before income tax provision	9,787	9,857
Adjusted income tax provision	3,758	3,785
Adjusted income from continuing operations	6,029	6,072
Net income attributable to noncontrolling interest	(1)	(1)
Adjusted income allocable to participating securities	(21)	(22)
Adjusted income from continuing operations attributable to CVS Health	$6,007	$6,049

Weighted average diluted shares outstanding	1,024	1,024
Adjusted earnings per share	$5.87	$5.91

	Three Months Ending
In millions, except per share amounts	December 31, 2017

Income before income tax provision	$2,918	$2,988
Non-GAAP adjustments:
Amortization of intangible assets	212	212
Acquisition-related integration costs	14	14
Charges in connection with store rationalization	9	9
Adjusted income before income tax provision	3,153	3,223
Adjusted income tax provision	1,237	1,265
Adjusted income from continuing operations	1,916	1,958
Net income attributable to noncontrolling interest	—	—
Adjusted income allocable to participating securities	(5)	(5)
Adjusted income from continuing operations attributable to CVS Health	$1,911	$1,953

Weighted average diluted shares outstanding	1,015	1,015
Adjusted earnings per share	$1.88	$1.92

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10‑K and Quarterly Report on Form 10‑Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Free Cash Flow.

	Year Ending
In millions	December 31, 2017
Net cash provided by operating activities	$7,700	$8,600
Subtract: Additions to property and equipment	(2,000)	(2,465)
Add: Proceeds from sale-leaseback transactions	300	265
Free cash flow	$6,000	$6,400